EXHIBIT 99.1

ICU Medical, Inc. Reports Record Fourth Quarter and Year-End 2010 Results

Fourth Quarter Diluted EPS Increased 43.3% to $0.72

FY 2010 Sales Increased 22.9% to $284.6 Million

Company Achieved FY 2010 Net Income of $30.9 Million, or $2.23 per Diluted Share

Operating Cash Flow Totaled $33.1 Million for FY 2010

SAN CLEMENTE, Calif., Jan. 31, 2011 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, announced results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth quarter of 2010 revenue increased 8.3% to $75.6 million, compared to $69.8 million in the same period last year. Net income for the fourth quarter of 2010 was $10.0 million, or $0.72 per diluted share, as compared to net income of $7.4 million, or $0.50 per diluted share, for the fourth quarter of 2009.

For the fiscal year ended December 31, 2010, revenue increased 22.9% to $284.6 million, compared to $231.5 million in the same period last year. Net income for the fiscal year ended December 31, 2010, was $30.9 million, or $2.23 per diluted share, compared to net income of $26.6 million, or $1.77 per diluted shares, for the same period last year.

Scott Lamb, ICU Medical's Chief Financial Officer, said, "We are pleased with our operating and financial achievements during the fourth quarter and full year of 2010, marked by record annual sales and profitability. Our growth during the fourth quarter was driven by strong performance of Custom Sets, CLAVEs and new products, which was slightly offset by an expected decline in critical care compared to the same period last year. Excluding critical care, our sales were up 26% year over year. Fourth quarter gross margins expanded 460 basis points year over year and 470 basis points consecutively to 49.6% due to a favorable product mix and improved manufacturing efficiencies."

"During the year, we successfully transitioned the critical care operations from Hospira, completed construction and started product shipments from our new plant in Slovakia, and made important investments in our manufacturing facilities, quality controls, and research and development.

"Looking forward, we believe that our industry leading portfolio of products, investments in sales and marketing initiatives, and established cost efficient operating infrastructure positions us well for continued market expansion worldwide and profitable growth in 2011 and beyond," concluded Mr. Lamb.

The Company ended the fourth quarter with a very healthy balance sheet. As of December 31, 2010, cash, cash equivalents and investment securities totaled $93.4 million and working capital was $182.1 million. Additionally, the Company generated operating cash flow of $33.1 million for the full year of 2010.

Fiscal Year 2011 Guidance

For the full fiscal year of 2011, management expects to generate revenue in the range of $295 million to $305 million, diluted earnings in the range of $2.25 to $2.45 per share, and operating cash flow in the range of $45 million to $50 million.

Conference Call

The Company will be conducting a conference call concerning its fourth quarter and year-end results today at 4:30 p.m. EST (1:30 p.m. PST). The call can be accessed at 800-936-9761, conference ID 36566922 or by replay at 800-642-1687, conference ID 36566922. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of the call.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in vascular therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protecting healthcare workers from exposure to infectious diseases or hazardous drugs and monitor continuous cardiac output of critical care patients. The company's complete product line includes custom I.V. systems, closed delivery systems for hazardous drugs, needleless I.V. connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. For more information, visit the Company's web site at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the Company's positioning for continued global expansion and profitable growth, and the statements under the heading ''Fiscal Year 2011 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31,
	2010	2009
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 78,850	$ 51,248
Investment securities	14,507	56,887
Cash, cash equivalents and investment securities	93,357	108,135
Accounts receivable, net of allowance for doubtful accounts of $742 in 2010 and $324 in 2009	55,106	47,777
Inventories	44,056	41,327
Prepaid income taxes	687	1,994
Prepaid expenses and other current assets	9,574	5,462
Deferred income taxes	5,053	3,243
Total current assets	207,833	207,938

PROPERTY AND EQUIPMENT, net	83,545	77,449
PROPERTY HELD FOR SALE	—	940
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	14,806	16,782
DEFERRED INCOME TAXES	4,564	3,710
INCOME TAXES RECEIVABLE	—	856
	$ 312,226	$ 309,153

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 10,879	$ 18,423
Accrued liabilities	14,629	12,884
Deferred revenue	254	2,389
Total current liabilities	25,762	33,696

COMMITMENTS AND CONTINGENCIES	—	—
DEFERRED INCOME TAXES	8,023	5,698
INCOME TAX LIABILITY	4,155	4,754

STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1.00 par value Authorized — 500 shares; Issued and outstanding — none	—	—
Common stock, $0.10 par value — Authorized — 80,000 shares; Issued 14,855 shares in 2010 and 14,811 shares in 2009, outstanding 13,659 shares in 2010 and 14,239 shares in 2009	1,486	1,481
Additional paid-in capital	56,502	54,357
Treasury stock, at cost — 1,196 shares in 2010 and 572 shares in 2009	(41,428)	(19,881)
Retained earnings	258,790	227,861
Accumulated other comprehensive income	(1,064)	1,187
Total stockholders' equity	274,286	265,005
	$ 312,226	$ 309,153
ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Net sales	$ 75,469	$ 69,666	$ 283,980	$ 230,973
Other	151	148	602	540
TOTAL REVENUE	75,620	69,814	284,582	231,513

COST OF GOODS SOLD	38,113	38,400	153,989	122,695

Gross profit	37,507	31,414	130,593	108,818

OPERATING EXPENSES:
Selling, general and administrative	19,268	19,839	76,636	68,205
Research and development	1,741	629	4,678	2,645
Total operating expenses	21,009	20,468	81,314	70,850

Income from operations	16,498	10,946	49,279	37,968

OTHER INCOME	89	139	129	1,181

Income before income taxes	16,587	11,085	49,408	39,149

PROVISION FOR INCOME TAXES	(6,601)	(3,655)	(18,479)	(12,592)

NET INCOME	$ 9,986	$ 7,430	$ 30,929	$ 26,557

NET INCOME PER SHARE
Basic	$ 0.73	$ 0.51	$ 2.27	$ 1.80
Diluted	$ 0.72	$ 0.50	$ 2.23	$ 1.77

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	13,627	14,571	13,611	14,720
Diluted	13,878	14,800	13,855	14,984

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 30,929	$ 26,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,345	15,671
Provision for doubtful accounts	443	1
Stock compensation expense	3,471	2,708
Loss on disposal, impairment or sale of property and equipment or property held for sale	338	—
Bond premium amortization	1,092	2,530
Deferred income taxes, noncurrent	(530)	—
Cash provided (used) by changes in operating assets and liabilities, net of assets purchased and business acquisition
Accounts receivable	(8,001)	(9,043)
Inventories	(3,670)	2,012
Prepaid expenses and other assets	(2,518)	(3,150)
Accounts payable	(8,222)	10,380
Accrued liabilities	1,946	(2,046)
Deferred revenue	(2,135)	2,389
Prepaid and deferred income taxes	2,607	3,130
Net cash provided by operating activities	33,095	51,139

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23,171)	(16,690)
Assets purchased	—	(29,447)
Proceeds from sale of Asset	893	—
Business acquisition, net of cash acquired	—	(5,662)
Proceeds from insurance	622	—
Change in restricted cash	—	6,014
Purchases of investment securities	(23,382)	(99,185)
Proceeds from sale of investment securities	64,670	107,211
Net cash provided by (used in) investing activities	19,632	(37,759)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,517	1,375
Proceeds from employee stock purchase plan	1,576	1,271
Excess tax benefits from exercise of stock options	1,680	101
Purchase of treasury stock	(28,648)	(20,441)
Net cash used in financing activities	(22,875)	(17,694)

Effect of exchange rate changes on cash	(2,250)	(134)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,602	(4,448)

CASH AND CASH EQUIVALENTS, beginning of year	51,248	55,696
CASH AND CASH EQUIVALENTS, end of year	$ 78,850	$ 51,248
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for income taxes	$ 15,249	$ 9,034
CONTACT: ICU Medical, Inc.
         Scott Lamb, Chief Financial Officer
         (949) 366-2183

         ICR, LLC.
         John F. Mills, Senior Managing Director
         (310) 954-1100